Exhibit 9.3

REALPHA TECH CORP.

6515 Longshore Loop

Dublin, OH 43017

May 17, 2023

Turnit Holdings, LLC

6640 Riverside Dr., Suite 500
Dublin, OH 43017

Attn: Mike Ensminger

Ladies and Gentlemen:

Reference is made to that certain Membership Interest Purchase Agreement, dated as of December 31, 2022 (the “Purchase Agreement”), between Turnit Holdings, LLC, an Ohio limited liability company (“Buyer”) and reAlpha Tech Corp., a Delaware corporation (“Seller”), as amended by that certain Letter Agreement, dated as of March 11, 2023, by and between Buyer and Seller (the “First Amendment”), relating to Buyer’s purchase of all of the issued and outstanding membership interests of myAlphie, LLC following its conversion from a Delaware corporation to a Delaware limited liability company.

Buyer and Seller (together, the “Parties”) hereby agree and acknowledge through this Second Amendment (the “Second Amendment”), notwithstanding anything to the contrary contained in the Purchase Agreement, the First Amendment, or the documents and/or agreements entered in connection therewith, including the Ancillary Documents, as follows:

1.	The Purchase Agreement, SAFE Amendment, dated as of December 31, 2022, by and between Seller and CH REAlpha Investments, LLC (“CH REAlpha I”) and the SAFE Amendment, dated as of December 31, 2022, by and between Seller and CH REAlpha Investments II, LLC (“CH REAlpha II”) shall be read to permit Seller to issue shares of Seller’s common stock to CH REAlpha I and CHREAlpha II ahead of the Closing Date.

2.	The SAFE 1 Stock Issuance and SAFE 2 Stock Issuance occurred on January 30, 2023, in partial satisfaction of SAFE 1 and SAFE 2.

3.	Buyer assumes Seller’s remaining liabilities and outstanding obligations under the Promissory Notes issued on January 30, 2023, by and through the Assignment, effective as of the date of this Second Amendment.

4.	The Intellectual Property Assignment Agreement shall be considered effective as of the date of this Second Amendment.

5.	For all other purposes, and in accordance with Section 2.04 of the Purchase Agreement, the Closing and the Closing Date shall be as of the date of this Second Amendment.

6.	In connection with the First Amendment, Seller has agreed to waive and forfeit its right to receive the Buyer Issued Interests as a part of the Purchase Consideration payable to Seller under Section 2.02 of the Purchase Agreement.

7.	As a result of the extension of the Closing and Seller forfeiting the Buyer Issued Interests that were to be issued as part of the Purchase Consideration, the Amended and Restated Operating Agreement of Buyer, dated January 30, 2023, shall be considered null and void, and a new Amended and Restated Operating Agreement of Buyer shall be entered into by and among Buyer, CH REAlpha I and CH REAlpha II.

8.	Each of Buyer and Seller, respectively, expressly reaffirms that each of the representations and warranties set forth in the Purchase Agreement (as supplemented or qualified by the disclosures in any disclosure schedule to the Purchase Agreement), continues to be true, accurate and complete in all material respects as of the date hereof, and except for any representation and warranty made as of a certain date, in which case such representation and warranty shall be true, accurate and complete as of such date, and each of Buyer and Seller hereby remakes and incorporates herein by reference each such representation and warranty as though made on the date of this Second Amendment.

Capitalized terms used and not defined herein shall have the meanings given to them in the Purchase Agreement. The provisions of Article X of the Purchase Agreement are hereby incorporated into this letter agreement. Except as otherwise set forth herein, the provisions of the Purchase Agreement and the First Amendment shall remain in full force and effect.

[Signature Page Follows]

If the foregoing accurately reflects our understanding, please confirm your agreement by signing in the space provided below and returning a signed copy back to us, whereupon this letter agreement will become a binding agreement between the Parties.

Very truly yours,

REALPHA TECH CORP.

By:
Name:	Giri Devanur
Title:	Chief Executive Officer

AGREED AND ACCEPTED
as of the date first written above:

TURNIT HOLDINGS, LLC

By:
Name:	Brent D. Crawford
Title:	Manager